We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Champion Enterprises, Inc. for the registration of 550,266 shares of its common stock and to the incorporation by reference therein of our report dated May 17, 1996, with respect tot eh consolidated financial statements of Redman Industries, Inc. included in its Annual Report (Form 10-K) for the year ended March 29, 1996, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 6, 1998